Filed Pursuant to Rule 433

Registration No. 333-260710

***PRICING DETAILS*** $810mm Capital One Prime Auto Receivables Trust 2024-1 (COPAR 2024-1)

Joint Bookrunners : J.P. Morgan (struc), BofA, Wells Fargo

Co-Managers : Academy Securities, CastleOak Securities, R. Seelaus & Co.,

Siebert Williams

Anticipated Capital Structure:

TOTAL	OFFERED
CL	AMT($MM)	AMT($MM)	WAL	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	200.000	<<<RETAINED>>>
A-2a	314.800	299.060	1.02	AAA/AAA	6-20	07/26	10/27	I-Curve	+32	4.659	4.61	99.99579
A-2b	78.800	74.860	1.02	AAA/AAA	6-20	07/26	10/27	SOFR30A	+32			100.00000
A-3	393.600	373.920	2.46	AAA/AAA	20-42	05/28	07/29	I-Curve	+41	4.671	4.62	99.98583
A-4	65.440	62.160	3.47	AAA/AAA	42-42	05/28	01/30	I-Curve	+46	4.706	4.66	99.99853

*	Class A-2b benchmark is SOFR 30A

Expected Settle :	11/26/24	Registration : SEC Registered
First Pay Date :	12/16/24	ERISA Eligible : Yes
Expected Ratings :	S&P, Fitch	Px Speed : 1.30% ABS to 10.00% Clean-Up Call
Ticker :	COPAR 2024-1	Min Denoms : $1k x $1k
Bill & Deliver :	J.P. Morgan
Expected Pricing :	Priced	Available Information:
CUSIPs :	A-2a 14043NAB5	* Prelim Prospectus : Attached
	A-2b 14043NAC3	* Ratings FWP : Attached
	A-3 14043NAD1	* DealRoadshow.com : COPAR241
	A-4 14043NAE9	* IntexNet/CDI : Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

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This notice does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105.

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No EEA Retail sales/No PRIIPs KID.